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Portland, Oregon
March 29, 2000

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES SPECIAL BOARD COMMITTEE

Chairman C. Calvert Knudsen announced today that Cascade Corporation's Board of Directors has appointed a Special Committee of independent directors to consider options to increase shareholder value.

R.C. Warren, President and Chief Executive Officer of Cascade Corporation, (NYSE: CAE), advised the Board of Directors today that he and a management group are exploring the possibility for the corporation to be taken private in a management led leveraged buyout.

The Special Committee of the Board, which is authorized to seek outside investment and legal counsel, consists of James S. Osterman, President, Outdoor Products Group, Oregon Cutting Systems Division of Blount, Inc., Chairman; Nicholas R. Lardy, Senior Fellow at The Brookings Institution; Ernest C. Mercier, Chairman, Oxford Properties Group, Inc.; and Nancy A. Wilgenbusch, President, Marylhurst University.

Separately, Cascade is issuing its earnings release for the fiscal year ended January 31, 2000.

Cascade Corporation, headquartered in Portland, Oregon is a leading international manufacturer of lift truck attachments, forks, and accessories.

CONTACT: Robert C. Warren, Jr. - (503) 669-6300

Under the "safe harbor provision" of the Private Securities Litigation Act, Cascade Corporation is required to advise you that this news release contains "forward looking statements" based on assumptions as to future sales and earnings, which in turn are dependant on economic conditions in general including interest rates, and on competitive factors in, and on the cyclical nature of the Materials Handling Industry.